Exhibit 12.1


ViroPharma Incorporated
Schedule of Ratio of Earnings to Fixed Charges

                                        ---------------------------------------------------------------------------
                           Six-Month                                   Fiscal Year
                             Period
                             ended
                           June 30,     ---------------------------------------------------------------------------
                             2000             1999           1998           1997           1996          1995
Net Loss                  (12,159,172)    (29,500,038)   (26,402,116)   (11,449,883)    (6,395,004)   (3,854,862)

Add
    Fixed charges           4,106,692         434,786        402,512        194,512        132,527        93,930
                       --------------------------------------------------------------------------------------------

Earnings as Adjusted       (8,052,480)    (29,065,252)   (25,999,604)   (11,255,371)    (6,262,477)   (3,760,932)
                       ============================================================================================

Fixed Charges:
    Interest (Gross)        3,670,468         153,956        151,712         64,492         21,977         4,500
    Portion of rent           167,190         280,830        250,800        130,020        110,550        89,430
      representative
      of the interest
      factor
  Amortization of             269,034
    debt issuance
    costs
Fixed charges               4,106,692         434,786        402,512        194,512        132,527        93,930
                       --------------------------------------------------------------------------------------------
Deficiency of
  earnings to
  cover fixed
  charges                  12,159,172      29,500,038     26,402,116     11,449,883      6,395,004     3,854,862
                       ============================================================================================